Exhibit 99.1

Orsus Xelent Says 2008 First Quarter Net Income Grew 53.7%
On A Slight Gain In Revenues; Reiterates Full Year Guidance
For More Than 50% Growth In Net Income On Anticipated Sales
Growth Of More Than 30%

NEW YORK, NY—May 15, 2008 -- Orsus Xelent Technologies, Inc. (AMEX:ORS - News), a designer and manufacturer of award-winning mobile phones for the People’s Republic of China (PRC) and Asian markets, announced today that net income in its first quarter ended March 31, 2008 grew nearly 54% to $1,917,000, or $0.0643 per share from $1,247,000 or $0.042 per share in the same period last year. The Company achieved this on revenues in the 2008 period of $20,719,000, up approximately 3.55% from revenues of $20,009,000 in the same period a year earlier.

Commenting on these results, Mr. Wang Xin, CEO and president of Orsus Xelent, stated, “Under the difficult conditions that prevailed in the PRC market for most domestic cell phone companies during 2007 and going into 2008 - - in part because of the still ongoing anticipated restructuring of China’s telecommunications operators - - we are quite pleased we achieved positive top line and very strong bottom line results, and further believe we have set the stage for continuing growth during the remainder of the year.”

The Company noted that in 2007, while it achieved record results, it made numerous adjustments in its operations as early as the end of 2006 to maintain growth in revenues and profits which served it well in its 2008 first quarter. In particular, facing the prospect of reduced customized orders until the expected restructuring in the PRC telecommunications industry takes place, the Company focused on increased sales of its traditional GSM handsets, particularly its feature rich, yet economical “mid-level” and “low-end” cell phones, which are very competitive against foreign brands. It also focused on reducing costs and adjusting its business model, moving toward a new “industrial model” and, in the end, being able to become more competitive with a “swift and simple” approach to the business.

Mr. Wang stated further, “During the quarter, we basically did not have any inventories, a factor which makes most domestic cellphone companies sleepless. At the same time, we were able to increase appropriations for R+D and marketing because of our continuing growth.”

Positive Outlook For The Full Year

Looking ahead, the Company said it has set three key operational and business goals for the remainder of 2008:

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First, the Company said it is aiming to complete the acquisition of a manufacturing facility in 2008, as a consequence of which Orsus expects to become an enhanced industrial manufacturer as well as a designer and distributor of mobile handsets.

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Second, in line with its previous forecast, it is aiming to achieve a more than 30% increase in sales to between $120 million and $130 million, and to achieve full year net income of between $14.5 million and $15.5 million, which would represent a gain of more than 50%, contingent upon the completion of the manufacturing acquisition.

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Third, it expects to become a successful participant in the 3G TD-SCDMA market, also aided by completion of the planned acquisition, when this new growth market is fully opened up, e.g., once commercial trials now underway prove positive and the coverage of this new domestic network is expanded to additional cities and provinces across China.

Mr. Wang concluded, “We believe our new industrial model has helped Orsus stand out among other mobile phone competitors in terms of brand awareness, reputation and other key criteria. We also see very positive developments ahead from our increased expenditures for R+D, sales personnel and marketing, which will help boost sales of our traditional GSM handsets, while operator tailored products achieve about the same levels as in 2007. Lastly, with the addition of self managed production, we will be in a much stronger, more flexible position to meet customer expectations. In short, as external developments unfold in 2008, we are well prepared to move ahead rapidly to capitalize on them.”

About Orsus Xelent Technologies, Inc.

Incorporated in the State of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China (PRC). The Company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as finger print recognition and touch-screen displays. Increasingly, the Company is focused on developing and marketing, under its Proxlink trademark, special application mobile phones for specialized users in a wide variety of professions in business and government. Since the Company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the Company's web site: www.orsus-xelent.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. More detailed information regarding risk factors is included in Company filings with the U.S. Securities and Exchange Commission. Many of these factors are beyond the control of the Company. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this Press Release.

- SEE ATTACHED TABLES -

Contact:
Contact:

Orsus Xelent Technologies, Inc.
Xavier Xin Wang
President & CEO

PRC:
Tel 010-85653777
Fax 010-85653666

US:
Investors:
Tel: 212-402-7838
Fax: 212-425-6951

Press:
Tel: 212-425-5700
Fax: 212-425-6951

Orsus Xelent Technologies, Inc.

RESULTS OF OPERATIONS

The following table summarizes our operating results for the three months ended March 31, 2008 and March 31, 2007, respectively:

	Three months ended March 31, 2008		Three months ended March 31, 2007		Comparison
	$000	% of Revenue	$000	% of Revenue	$000%
Revenue	20,719	-	20,009	-	710	3.55%
Cost of sales	17,501	84.47%	16,341	81.67%	1,160	7.10%
Sales & marketing expenses	103	0.50%	113	0.56%	(10)	(8.85%)
General & admin. expenses	436	2.10%	159	0.79%	277	174.21%
R&D expenses	115	0.56%	53	0.26%	62	116.98%
Depreciation	25	0.12%	52	0.26%	(27)	(51.92%)
Allowance for obsolete inventories	-	-	320	1.60%	(320)	(100.00%)
Allowance for trading deposit receivable	-	-	1,215	6.07%	(1,215)	(100.00%)
Finance cost	238	1.15%	127	0.63%	111	87.40%
Other net income	164	0.79%	2	0.01%	162	8,100%
Pre-tax profit	2,465	11.90%	1,631	8.15%	834	51.13%
Income tax	548	2.64%	384	1.92%	164	42.71%
Profit	1,917	9.25%	1,247	6.23%	670	53.73%